                                                                     EXHIBIT 4.9

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE UNDER THE ACT AND APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.


                           MOBILITY ELECTRONICS, INC.

                       FORM OF 13% BRIDGE PROMISSORY NOTE

                               No. BN2 - _________
$_________                                                   ____________, 1999

     FOR VALUE RECEIVED, the undersigned, Mobility Electronics, Inc., a Delaware corporation ("Maker") hereby promises to pay to the order of or its successors or assigns ("Payee"), the principal sum of ____________ and No/100 Dollars ($_____________), together with interest accrued thereon (calculated on the basis of a 365-day year) at a rate of thirteen percent (13%) per annum from the date hereof until the date that this Note is paid in full provided, however, that such interest rate shall increase to a rate of eighteen percent ( 18%) per annum upon the occurrence, and during the continuation, of an Event of Default (as defined below). All payments on this Note shall be due and payable in lawful money of the United States of America.

     This Note is one of a series of promissory notes of the Company styled "13% Bridge Promissory Note" in the aggregate amount not to exceed $5,000,000 (plus an over-allotment option not to exceed $1,000,000), which are being issued from time to time prior to June 30, 1999, subject to extension at the option of Maker (collectively, the "Bridge Notes").


     1. Principal and Interest Payments. The principal of and interest on this Note shall be due and payable on July 31, 2000; provided, however, that the principal of and accrued interest on, this Note must be prepaid in whole (i) upon the consummation of a Public Offering (as hereinafter defined), (ii) upon the consolidation or merger of Maker with or into any other corporation or entity pursuant to which Maker, or its affiliate, is not the surviving entity, or (iii) upon the sale or other transfer in a single transaction or a series of related transaction of all or substantially all of the assets of Maker. As used herein, "Public Offering" shall mean a public offering of securities of Maker pursuant to a registration statement filed under the Securities Act of 1933, as amended. Maker agrees that any payments of interest and/or principal on the Bridge Notes (including this Note) shall be made pari passu with all Bridge Notes based on the principal balance and the accrued but unpaid interest on all Bridge Notes at the time of such payment.

     2. Prepayments. Maker may at its sole option prepay all or a part of the principal of this Note before maturity without penalty or premium.

     3. Method of Payment. All payments made under this Note, whether of principal or interest, shall be made by Maker to the holder hereof on the date specified or provided herein and shall be delivered by means of certified or cashiers' check or wire transfer of immediately available funds to an account specified by the holder hereof. Whenever payment hereunder shall be due on a day which is not a Business Day (as hereinafter defined), the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. "Business Day" means every day which is not a Saturday, Sunday or legal holiday.

     4. Subordination. Notwithstanding anything herein to the contrary, the payment of principal of and interest on this Note shall be subordinate and junior to the prior payment of the indebtedness of Maker: (a) owed to Sirrom Capital Corporation and NationsBank, N.A., and their respective successors and assigns (as such indebtedness may be renewed, deferred, extended, refunded, amended or modified from time to time); and (b) hereafter created constituting borrowed money from financial institutions or lenders approved by the Board of Directors of Maker and designated in writing as being senior to this Note (but only to the extent so designated (as such indebtedness may be renewed, deferred, extended, refunded, amended or modified from time to time) (collectively, the "Senior Indebtedness"). If any payment or distribution shall be received in respect of this Note in contravention of the terms of this Section 4, such payment or distribution shall be held in trust for the holders of the Senior Indebtedness, and shall be immediately delivered to such holders in the same form as received.

     5. Events of Default. The following shall constitute events of default ("Events of Default") hereunder:

          (a) failure of Maker to make any payment on this Note as and when the same becomes due and payable in accordance with the terms hereof;

          (b) failure of Maker to perform any other covenant contained herein if the same has continued for thirty (30) days after written notice specifying such default has been delivered to Maker by Payee;

          (c) the occurrence of any event of default under any Bridge Note or under the Senior Indebtedness, which event of default is not cured within any applicable cure period and in the case of Senior Indebtedness, for which the holder of such Senior Indebtedness commences legal action against Maker to collect the Senior Indebtedness;

          (d) if Maker makes an assignment for the benefit of creditors or petitions or applies for the appointment of a liquidator, receiver or custodian (or similar official) of it or of any substantial part of its assets, or if Maker commences any proceeding or case relating to it under the Bankruptcy Code or any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, or takes any action to authorize any of the foregoing; or

          (e) if any petition or application of the type described in subparagraph (e) immediately above is filed or if any such proceeding or case described in subparagraph (e) is commenced against Maker and is not dismissed within sixty (60) days, or if Maker indicates its approval thereof, consents thereto or acquiesces therein, or if an order is entered appointing any such liquidator or receiver or custodian (or similar official), or adjudicating Maker bankrupt or insolvent, or approving a petition in any such proceeding or if a decree or order for relief is entered in respect of Maker in an involuntary case under the Bankruptcy Code or any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction.

     In the event any one or more of the Events of Default specified above occurs and is continuing, the holder of this Note may (i) accelerate the maturity of this Note with notice to Maker at which time all such amounts shall be immediately, due and payable, (ii) proceed to protect and enforce its rights either by suit in equity or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power or right granted by this Note, or (iii) enforce any other legal or equitable right of the holder of this Note.

     6. Delay or Omission Not Waiver. No delay or omission on the part of the holder of this Note in the exercise of any power, remedy or right under this Note, or under any other instrument executed pursuant hereto, shall operate as a waiver thereof, nor shall a single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other right or power hereunder.

     7. Waiver. Any term, covenant, agreement or condition of this Note may, only with the written consent of Maker and Payee, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), altered, modified or amended.

     8. Attorneys' Fees and Costs. In the event an Event of Default shall occur, and in the event that thereafter this Note is placed in the hands of an attorney for collection, or in the event this Note is collected in whole or in part through legal proceedings of any nature, then and in any such case Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees and court costs incurred by the holder hereof on account of such collection, whether or not suit is filed.

     9. Successors and Assign. All of the covenants, stipulations, promises and agreements in this Note made by Maker and Payee (by virtue of its acceptance of this Note) shall bind its successors and assigns, whether so expressed or not.

     10. Maximum Lawful Rate. It is the intent of the Maker and holder of this Note to conform to and contract in strict compliance with applicable usury law from time to time in effect.

In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Note exceed the highest lawful interest rate permitted under applicable law. If the holder of this Note shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on this Note in the inverse order of its maturity and not to the payment of interest, or refunded to Maker or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of this Note so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term "applicable law" shall mean the laws of the State of Delaware or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

     11. Governing Law. This Note shall be governed by and construed in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Delaware.

     12. Notice. All notices, demands or requests provided for or permitted to be given under this Note must be in writing, and shall be given and be deemed received as set forth in the Purchase Agreement.

     13. Severability. In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

     EXECUTED as of the date set forth above.


                                            MAKER:

                                            MOBILITY ELECTRONICS, INC.


                                            By:_________________________________
                                                     Charles R. Mollo
                                                     Chief Executive Officer